EXHIBIT 99.1

FIRST NATIONAL CORPORATION

Earnings Release

First Quarter Ended March 31, 2005

April 21, 2005

First National Corporation (OTCBB: FXNC) reported net income of $985 thousand or $0.67 per basic and diluted share for the quarter ended March 31, 2005.  This is a 9.8% increase over the $897 thousand in net income or $0.61 per basic and diluted share for the quarter ended March 31, 2004.  The annualized return on average equity and average assets were 15.15% and 0.96%, respectively, for the quarter ended March 31, 2005, compared to 15.01% and 1.02%, respectively, for the quarter ended March 31, 2004. Harry S. Smith, President & CEO of First National Corporation stated, “We are pleased with the Company’s financial performance, considering increasing competition in the market and costs associated with the addition of trust and asset management services during the quarter, when comparing the first quarter of 2005 to the first quarter of 2004.  In January 2005, the Trust and Asset Management Department of First Bank actively began operations.  Their performance during the first quarter exceeded our expectations.  The Department is managed by a team of trust professionals with substantial experience providing trust and investment services.”

Net interest income increased 17.0% to $3.6 million for the quarter ended March 31, 2005 from $3.1 million for the same period in 2004.  The increase was attributable to an 18.9% increase in average interest-earning assets over the same period.  The net interest margin was 3.83% for the quarter ended March 31, 2005, compared to 3.86% for the same period in 2004.

Noninterest income increased to $899 thousand for the quarter ended March 31, 2005, compared to $878 thousand for the same period in 2004.  Service charges on deposit accounts, which included overdraft fees, decreased slightly to $585 thousand for the quarter ended March 31, 2005.   This decrease was offset by an increase in fees for other customer services which increased 14.0% to $269 thousand for the quarter ended March 31, 2005, compared to $236 thousand for the same period in 2004.   Fees for other customer services included ATM fees, brokerage fees, trust and asset management fees, and gains on the sale of mortgage loans.  Noninterest expense increased 13.3% to $2.9 million for the quarter ended March 31, 2005, compared to $2.5 million for the same period in 2004.  Salaries and employee benefits increased over the comparable period in 2004 as a result of salary increases and hiring additional employees to support business growth.  The increase in noninterest expense was also attributable to the addition of the Trust and Asset Management Department.

Total assets increased 15.3% to $422.8 million at March 31, 2005 from $366.5 million at March 31, 2004.  The majority of the asset growth occurred in the loan portfolio.  Loans, net of the allowance for loan losses, increased 24.9% from $266.5 million at March 31, 2004 to $332.7 million at March 31, 2005.  The allowance for loan losses totaled $3.1 million or 0.91% of total loans at March 31, 2005, compared to $2.5 million or 0.94% of total loans at March 31, 2004.  Net charge-offs were $55 thousand for the quarter ended March 31, 2005, compared to $182 thousand for the comparable period of 2004.  The loan loss provision was $245 thousand for the quarter ended March 31, 2005 and $163 thousand for the comparable period of 2004.  The allowance for loan losses has increased over the last year, which is primarily attributable to the growth in the loan portfolio.  The overall quality of the loan portfolio has improved, which is reflective in the ratio of allowance for loan losses to total loans.

Total deposits increased 13.0% or $38.1 million to $330.9 million at March 31, 2005 from $292.8 million at March 31, 2004.  The deposit mix remained consistent with prior periods as noninterest-bearing demand deposits, savings and interest-bearing demand deposits and time deposits comprised 22.1%, 41.3% and 36.6%, respectively, of total deposits at March 31, 2005, compared to 21.5%, 39.8% and 38.7% for the same period in 2004.  Other borrowings totaled $45.2 million at March 31, 2005, compared to $44.5 million at March 31, 2004.

Shareholders’ equity totaled $26.2 million at March 31, 2005, an increase of 7.8% over the March 31, 2004 balance of $24.3 million.  The book value of the Corporation was $17.95 per share and total common shares outstanding were 1,462,062 at March 31, 2005.  Cash dividends paid during the quarter ended March 31, 2005 and 2004 were $0.22 per share and $0.20 per share, respectively.  As announced earlier, the Corporation declared a two-for-one stock split on March 16, 2005 with respect to shares of its common stock payable on April 29, 2005 to shareholders of record as of March 30, 2005.

Certain information in this discussion may include forward looking statements that are subject to risks and uncertainties.  These forward looking statements include statements regarding our profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy, and financial and other goals.  The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends,” or other similar words or terms are intended to identify forward looking statements.

These forward looking statements are subject to significant uncertainties because they are based upon or are affected by certain factors.  We have identified factors in our Annual Report on Form 10-K for the year ended December 31, 2004, which can be accessed from our website at www.firstbank-va.com.

Because of these uncertainties, our actual future results may be materially different from the results indicated by these forward looking statements.  In addition, our past results of operations do not necessarily indicate our future results.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank operates nine retail bank branches in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

Contacts:

Harry S. Smith

M. Shane Bell

President & CEO

Executive Vice President & CFO

hsmith@firstbank-va.com

sbell@firstbank-va.com

(540) 465-9121

(540) 465-9121

QUARTERLY PERFORMANCE SUMMARY First National Corporation (OTCBB: FXNC) (in thousands, except per share data)
	For the Quarter Ended
INCOME STATEMENT	3/31/2005	3/31/2004
Interest and dividend income
Interest and fees on loans	$ 5,131	$ 4,081
Interest on federal funds sold	7	2
Interest on deposits in banks	16	5
Interest and dividends on securities available for sale:
Taxable interest	496	587
Nontaxable interest	106	100
Dividends	31	17
Total interest and dividend income	$ 5,787	$ 4,792

Interest expense
Interest on deposits	$ 1,449	$ 1,160
Interest on federal funds purchased	27	14
Interest on company obligated mandatorily redeemable securities	108	34
Interest on other borrowings	564	475
Total interest expense	$ 2,148	$ 1,683

Net interest income	$ 3,639	$ 3,109
Provision for loan losses	245	163
Net interest income after provision for loan losses	$ 3,394	$ 2,946

Noninterest income
Service charges	$ 585	$ 633
Fees for other customer services	269	236
(Losses) on sale of premises and equipment	--	(6)
Gains on sale of loans	56	25
Other	(11)	(10)
Total noninterest income	$ 899	$ 878

Noninterest expense
Salaries and employee benefits	$ 1,525	$ 1,203
Occupancy	175	179
Equipment	222	211
Advertising	76	96
Stationery and supplies	104	95
Telecommunications	51	65
Other	705	674
Total noninterest expense	$ 2,858	$ 2,523

Income before income taxes	$ 1,435	$ 1,301
Provision for income taxes	450	404
Net income	$ 985	$ 897

QUARTERLY PERFORMANCE SUMMARY First National Corporation (OTCBB: FXNC) (in thousands, except per share data)
	For the Quarter Ended
	3/31/2005	3/31/2004
SHARE AND PER SHARE DATA
Net income, basic and diluted	$ 0.67	$ 0.61
Shares outstanding at period end	1,462,062	1,462,062
Weighted average shares, basic and diluted	1,462,062	1,462,062
Book value at period end	$ 17.95	$ 16.65
Cash dividends	$ 0.22	$ 0.20

KEY PERFORMANCE RATIOS
Return on average assets	0.96%	1.02%
Return on average equity	15.15%	15.01%
Net interest margin	3.83%	3.86%
Efficiency ratio (1)	61.98%	62.20%

ASSET QUALITY
Loan charge-offs	$ 115	$ 188
Loan recoveries	60	6
Net charge-offs	55	182
Nonaccrual loans	291	436
Nonperforming loans	291	436
Repossessed assets	77	212

BALANCE SHEET
Cash and due from banks	$ 6,692	$ 8,143
Federal funds sold	--	5,165
Interest-bearing deposits in banks	765	450
Securities available for sale, at fair value	64,675	69,229
Loans held for sale	400	956
Loans, net of allowance for loan losses	332,720	266,485
Premises and equipment, net	12,221	11,497
Interest receivable	1,425	1,413
Other assets	3,855	3,280
Total assets	$ 422,753	$ 366,618

Noninterest-bearing demand deposits	$ 73,230	$ 63,033
Savings and interest-bearing demand deposits	136,648	116,463
Time deposits	120,980	113,266
Total deposits	$ 330,858	$ 292,762

Federal funds purchased	$ 10,036	$ --
Other borrowings	45,236	44,542
Company obligated mandatorily redeemable capital securities	8,248	3,093
Accrued expenses and other liabilities	2,127	1,879
Total liabilities	$ 396,505	$ 342,276

QUARTERLY PERFORMANCE SUMMARY First National Corporation (OTCBB: FXNC) (in thousands, except per share data)
	For the Quarter Ended
BALANCE SHEET (CONT’D)	3/31/2005	3/31/2004
Common stock	$ 3,655	$ 3,655
Surplus	1,465	1,465
Retained earnings	21,350	18,285
Accumulated other comprehensive income (loss), net	(222)	937
Total shareholders’ equity	$ 26,248	$ 24,342

Total liabilities and shareholders’ equity	$ 422,753	$ 366,618

Average balances
Total assets	$ 416,288	$ 352,523
Total shareholders’ equity	$ 26,369	$ 24,030

LOAN DATA
Mortgage loans on real estate:
Construction	$ 48,589	$ 29,829
Secured by farm land	2,254	2,590
Secured by 1-4 family residential	91,606	77,413
Other real estate loans	120,981	91,268
Loans to farmers (except those secured by real estate)	721	359
Commercial and industrial loans (except those secured by real estate)	37,939	33,057
Consumer installment loans	30,579	32,404
Deposit overdrafts	211	392
All other loans	2,906	1,701
Total loans	$ 335,786	$ 269,013
Allowance for loan losses	3,066	2,528
Loans, net	$ 332,720	$ 266,485

CAPITAL RATIOS
Tier 1 Capital	$ 34,376	$ 26,405
Total Capital	37,442	28,933
Total Capital to Risk Weighted Assets	11.05%	10.23%
Tier 1 Capital to Risk Weighted Assets	10.14%	9.34%
Leverage Ratio	8.26%	7.49%

(1) The efficiency ratio is computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income excluding securities gains and losses.  This is a non-GAAP financial measure that we believe provides investors with important information regarding operational efficiency.  Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such.  Net interest income on a tax equivalent basis was $3,713 and $3,178 for the period ended March 31, 2005 and 2004, respectively.  Noninterest income excluding securities gains and losses was $899 and $878 for the period ended March 31, 2005 and 2004, respectively.  Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.

FIRST NATIONAL CORPORATION

Consolidated Average Balances, Yields and Rates

Three Months Ended March 31, 2005 and 2004

(dollars in thousands)

Three months ended March 31,
	2005			2004
	Interest				Interest
ASSETS	Average Balance	Income/ Expense	Yield/ Rate (3)	Average Balance	Income/ Expense	Yield/ Rate (3)
Balances at correspondent
banks – interest-bearing	$ 908	$ 16	7.14%	$ 355	$ 5	6.04%
Securities:
Taxable	52,813	528	4.05%	61,068	604	3.98%
Tax-exempt (1)	10,024	161	6.52%	9,247	152	6.60%
Total securities	62,837	689	4.45%	70,315	756	4.32%
Loans: (2)
Taxable	325,472	5,092	6.35%	256,170	4,047	6.35%
Tax-exempt (1)	3,655	58	6.41%	3,320	51	6.24%
Total loans	329,127	5,150	6.35%	259,490	4,098	6.35%
Federal funds sold	738	7	3.58%	907	2	0.86%
Total earning assets	393,610	5,862	6.04%	331,067	4,861	5.91%
Less: allowance for loan losses	(2,951)			(2,588)
Total nonearning assets	25,629			24,137
Total assets	$ 416,288			$ 352,616

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Checking	$ 62,267	$ 248	1.61%	$ 60,775	$ 182	1.20%
Money market savings	13,259	37	1.12%	10,982	16	0.59%
Regular savings	60,962	244	1.62%	44,262	75	0.68%
Certificates of deposit:
Less than $100,000	72,799	554	3.09%	69,505	584	3.38%
Greater than $100,000	46,119	367	3.23%	36,941	303	3.30%
Total interest-bearing deposits	255,406	1,450	2.30%	222,465	1,160	2.10%
Federal funds purchased	3,786	27	2.91%	3,536	14	1.62%
Company obligated mandatorily
redeemable capital securities	8,248	108	5.30%	3,093	34	4.44%
Other borrowings	49,138	564	4.65%	40,791	475	4.68%
Total interest-bearing liabilities	316,578	2,149	2.75%	269,885	1,683	2.51%
Noninterest-bearing liabilities
Demand deposits	71,255			56,644
Other liabilities	2,086			2,057
Total liabilities	389,919			328,586
Shareholders’ equity	26,369			24,030
Total liabilities and
shareholders’ equity	$ 416,288			$ 352,616
Net interest income		$ 3,713			$ 3,178
Interest rate spread			3.29%			3.40%
Interest expense as a percent of
average earning assets			2.21%			2.04%
Net interest margin			3.83%			3.86%

(1) Income and yields are reported on a taxable-equivalent basis assuming a federal tax rate of 34%. The tax-equivalent adjustment was $75 thousand and $69 thousand for 2005 and 2004, respectively.

(2) Loans placed on nonaccrual status are reflected in the balances.

(3) Annualized